Exhibit 19.1

Insider Trading Policy

1.	Purpose

Since Primoris Services Corporation (the “Company”) is a publicly traded company, restrictions under both state and federal law apply to the purchase and sale of the Company’s common stock by any director, officer, or employee of the Company (collectively referred to as “Insiders”).

2.	Policy

The Chief Financial Officer and General Counsel, with the assistance of outside SEC counsel as needed, are responsible for establishing an approval process and approving specific trades for all directors and executive level officers. The Investor Relations Department is responsible for the administration of and monitoring of all trades made by Company non‐executive level employees. The Chief Financial Officer is responsible for establishing procedures to ensure compliance with Forms 3, 4 and 5 reporting requirements.

2.1	No Trading While in the Possession of Material Nonpublic Information

In accordance with federal security laws, no person possessing material nonpublic information concerning the Company may trade in Company securities at any time while in possession of material nonpublic information. Persons possessing such information may trade only after the close of trading on the first full trading day following the Company’s widespread public release of the information.

2.1.1	“Material” Information

Information about the Company is “material” if it would be expected to affect the investment or voting decisions of the reasonable shareholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information which could reasonably be expected to affect the price of Company securities. While it is not possible to identify all information

Exhibit 19.1

Insider Trading Policy

that would be deemed “material,” the following types of information ordinarily could be considered material:

●	Financial performance, especially quarterly and year‐end earnings, and significant changes in financial performance, internal forecasts, or liquidity.
●	Mergers and acquisitions under detailed and structured negotiations of terms, or a significant sale of Company assets or subsidiaries.
●	New major contracts, orders, suppliers, customers, or finance sources, or the loss thereof.
●	Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.
●	Significant changes in senior management.
●	Major litigation, or the resolution of such litigation.
2.1.2	“Nonpublic” Information

Material information is “nonpublic” if it has not been widely disseminated to the public through major newswire services, national news services, and financial news services. For the purposes of this policy, information will be considered public, i.e., no longer “nonpublic,” after the close of trading on the first full trading day following the Company's widespread public release of the information.

Consult the Chief Financial Officer or General Counsel for guidance.

Any Insiders who are unsure whether the information that they possess is material or nonpublic must consult the Company’s Chief Financial Officer or General Counsel for guidance before trading in any Company securities.

2.1.3	Blackout Periods

Directors, officers, and employees who are part of the Accounting and Finance Department are prohibited from trading in Company securities during the period beginning the first day after the end of all calendar quarters and ending at the close

Exhibit 19.1

Insider Trading Policy

of trading on the first full trading day following the day on which the Company’s earnings are released to the public.

2.1.4	Special Blackout Periods

Directors and officers of the Company and its subsidiaries and employees who are part of the Company’s Accounting and Finance Department are prohibited from trading in Company securities during any special blackout periods that the Company’s Chief Financial Officer may designate. No one shall disclose to any outside third party that a special blackout period has been designated.

2.1.5	Transactions by Family Members

The same restrictions which apply to an Insider also apply to their spouse, their children, any family member living in their household, or any other person over whom they have investment control.

2.1.6	Transactions by Directors and Executive Officers

All directors and executive officers of the Company shall inform and obtain the prior approval from the Chief Financial Officer for all trades they make in the Company’s securities.